EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and among

LIVE NATION WORLDWIDE, INC.,

as BUYER

LIVE NATION, INC.,

as BUYER PARENT

CONCERT PRODUCTIONS INTERNATIONAL INC.,
SAMCO INVESTMENTS LTD.,
MICHAEL COHL
AND CERTAIN OTHERS,

as SELLERS

and

CPI ENTERTAINMENT CONTENT (2005), INC.,
CPI ENTERTAINMENT CONTENT (2006), INC.,
GRAND ENTERTAINMENT (ROW), LLC,
CPI INTERNATIONAL TOURING INC. and
CPI TOURING (USA), INC.

as the COMPANIES

Dated as of September 12, 2007

TABLE OF CONTENTS

Page

1. Purchase and Sale.

1.1 1.2 1.3 1.4 1.5 1.6	Purchase and Sale Service Agreement Termination of Securityholders Agreement Termination of Credit Agreement Release of Prior Lockup for Minority Sellers Further Assurances

2. Closing; Consideration for Purchase.

2.1 2.2 2.3	Closing Date Consideration for Purchased Interests Adjustment to Consideration for Purchased Interests

3. Representations and Warranties.

3.1 3.2 3.3 3.4	Representations and Warranties of the Majority Sellers Representations and Warranties of the Buyer Group Representations and Warranties of the Sellers Sellers Disclosure Schedules

4. Covenants.

4.1 4.2 4.3 4.4	Further Actions No Inconsistent Action Public Announcements. 2007 Tax Allocations for Grand ROW

5. Additional Closing Actions.

5.1 Closing Deliveries

6. Covenants; Action Subsequent to Closing.

6.1 6.2 6.3	Certain Restrictive Covenants. NYSE Filing Deferred Entertainment Investments

7. Indemnification.

7.1 7.2 7.3 7.4 7.5 7.6	Indemnification by the Sellers and Cohl.
Indemnification by the Buyer Group
Indemnification Procedures
Time Limits on Liability; Indemnification Cap.
Right to Indemnification Not Affected By Knowledge or Materiality
Exclusive Remedy

8. Miscellaneous.

8.1 8.2 8.3 8.4 8.5 8.6 8.7 8.8 8.9 8.10 8.11 8.12	Payment of Certain Fees and Expenses
Notices
Entire Agreement
Binding Effect; Benefit
Assignability
Amendment; Waiver
Section Headings
Severability
Counterparts
Applicable Law
Dispute Resolution
Jurisdiction/No Jury Trial

9. Definitions.

9.1 9.2 9.3	Defined Terms Certain Additional Defined Terms References

LIST OF SCHEDULES AND EXHIBITS TO AGREEMENT

Schedules

Schedule 1.1	-	Number of Purchased Interests to be Sold by each Seller
Schedule 2.2	-	Allocation of Transaction Shares among the Sellers
Schedule 2.3	-	Allocation of Adjustment to Consideration among the Sellers
Schedule 2.3(b)	-	Worksheet for Calculation of Permitted Dividends for 2006
Schedule 3.1(a)	-	CPI Companies and Subsidiaries; Jurisdictions
Schedule 3.1(b)(ii)	-	Capital Structure; Ownership; Subsidiaries; Capital Contributions
Schedule 3.1(b)(iii)	-	Entertainment Investments
Schedule 3.1(b)(iv)	-	Equity Interests
Schedule 3.1(c)	-	Consents and Approvals
Schedule 3.1(d)(i)	-	Disclosed Liabilities
Schedule 3.1(d)(ii)	-	Debt
Schedule 3.1(d)(iii)	-	Dividends
Schedule 3.1(e)	-	Assets; Encumbrances
Schedule 3.1(f)(i)	-	Material Contracts
Schedule 3.1(f)(ii)	-	Real Estate; Real Estate Leases
Schedule 3.1(f)(iii)	-	CPI Permits
Schedule 3.1(f)(iv)	-	Enforceability; No Breach
Schedule 3.1(g)	-	Legal Proceedings
Schedule 3.1(h)(i)	-	Insurance Policies
Schedule 3.1(h)(ii)	-	Insurance Claims
Schedule 3.1(i)	-	Intellectual Property
Schedule 3.1(j)	-	Conduct of Business
Schedule 3.1(l)	-	Environmental Matters
Schedule 3.1(m)	-	Taxes
Schedule 3.1(n)	-	Employees
Schedule 3.1(p)	-	Transactions with Affiliates
Schedule 3.1(q)	-	Business Relationships

Exhibits

Exhibit A – List of Minority Sellers

Exhibit B – Cohl Services Agreement

Exhibit C – Lockup and Registration Rights Agreement

Exhibit D-1 –Share Legend for Minority Seller Shares

Exhibit D-2 –Share Legend for Trust Shares

Exhibit E – Cohl’s Acknowledgments Regarding Future Operations

Exhibit F – Releases

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of September 12, 2007 by and among (i) LIVE NATION WORLDWIDE, INC., a Delaware corporation (“Buyer”) and LIVE NATION, INC., a Delaware corporation (“Buyer Parent” and together with Buyer, the “Buyer Group”), (ii) SAMCO INVESTMENTS LTD., a Turks and Caicos company (“Samco”), (iii) MICHAEL COHL (“Cohl”, and together with Samco, the “Majority Sellers”), (iii) CONCERT PRODUCTIONS INTERNATIONAL INC., a Barbados IBC corporation (the “Grand Seller”), (iv) the other sellers identified on Exhibit A (such sellers identified on Exhibit A, together with the Grand Seller, the “Minority Sellers”; and the Minority Sellers and the Majority Sellers being sometimes herein collectively called the “Sellers”), (v) CPI ENTERTAINMENT CONTENT (2005), INC., a Delaware corporation (“Content 2005”), CPI ENTERTAINMENT CONTENT (2006), INC., a Delaware corporation (“Content 2006”) and GRAND ENTERTAINMENT (ROW), LLC, a Delaware limited liability company (“Grand ROW”, and together with Content 2005 and Content 2006, “Grand”), (vi) CPI INTERNATIONAL TOURING INC., a Barbados IBC corporation (“ROW Tour”), and CPI TOURING (USA), INC., a Delaware corporation (“USA Tour”, and together with ROW Tour, “Tour”) (Grand together with Tour, the “Companies”). Buyer, the Sellers, and the Companies are hereinafter referred to collectively as the “Parties”.

RECITALS:

1. Buyer currently owns (i) 50.1% of the issued and outstanding shares of capital stock in USA Tour and ROW Tour, (ii) 50.0% of the issued and outstanding capital stock in Content 2005 and Content 2006 and (iii) 50.0% of the issued and outstanding membership interests in Grand ROW (all of the foregoing equity interests owned by Buyer being herein collectively referred to as the “Existing Live Nation Equity Interests”).

2. Other than the Existing Live Nation Equity Interests, all of the issued and outstanding equity interests in the Companies are owned by the Sellers.

3. The Companies conduct their business operations directly and through various Subsidiaries. Those Subsidiaries and the Companies are herein collectively referred to as the “CPI Companies”.

4. The Sellers desire to sell to Buyer and Buyer desires to acquire from the Sellers, all of the issued and outstanding equity interests in the Companies other than the Existing Live Nation Equity Interests in consideration for the payment by Buyer of the consideration provided herein, all upon the terms and conditions hereafter set forth.

5. Buyer Parent controls Buyer through one or more subsidiaries. Buyer Parent joins in the execution of this Agreement for the purpose of making certain representations and warranties to, and agreements and covenants with, the Sellers, including its agreement to issue certain shares of its capital stock as consideration for this transaction.

6. The Companies join in the execution of this Agreement for the purpose of evidencing consent to consummation of the foregoing transactions and for the purpose of making certain covenants and agreements with the Buyer Group.

7. Cohl is a director and/or senior executive officer of each of the Companies and owns (i) a direct controlling interest in the Grand Seller and (iii) the interest in Tour described in Schedule 1.1. Cohl joins in the execution of this Agreement for the purpose of evidencing his consent to the consummation of the foregoing transactions and for the purpose of making certain representations and warranties to, and covenants and agreements with, the Buyer Group.

AGREEMENT

In consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions of the Parties contained herein, it is hereby agreed as follows:

1. Purchase and Sale.

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement and as detailed below, at the Closing, the Sellers shall sell and deliver to Buyer and Buyer shall purchase from the Sellers the following shares of stock and other equity interests (the “Purchased Interests”) free and clear of all Encumbrances (except pursuant to this Agreement and those arising by virtue of any action taken by or on behalf of Buyer or its Affiliates and restrictions on transfers that may be imposed by Applicable Laws):

(a) Samco, Cohl and the Minority Sellers shall sell and deliver to Buyer 49,900 shares of the common stock, no par value of ROW Tour, which represents 49.9% of all of the issued and outstanding capital stock of ROW Tour;

(b) Samco, Cohl and the Minority Sellers shall sell and deliver to Buyer 49,900 shares of the common stock, par value $0.01 of USA Tour, which represents 49.9% of all of the issued and outstanding capital stock of USA Tour;

(c) The Grand Seller shall sell and deliver to Buyer 500 shares of the common stock, par value $0.01 of Content 2005, which represents 50.0% of all of the issued and outstanding capital stock of Content 2005;

(d) The Grand Seller shall sell and deliver to Buyer 500 shares of the common stock, par value $0.01 of Content 2006, which represents 50.0% of all of the issued and outstanding capital stock of Content 2006; and

(e) The Grand Seller shall sell and deliver to Buyer 500 units of membership interests, which represents 50.0% of all of the issued and outstanding units of membership interests of Grand ROW.

At the Closing, each Seller shall deliver to Buyer certificates evidencing the number of shares of stock and units of membership interests included within the Purchased Interests listed next to such Seller’s name on Schedule 1.1, duly endorsed for transfer or accompanied by duly executed stock powers in a form acceptable to Buyer.

1.2 Service Agreement. Subject to the terms and conditions of this Agreement, at the Closing, (i) Cohl will cause KSC Consulting (Barbados) Inc. (“KSC”) to execute and enter into a Services Agreement with Buyer and all of the Companies in the form of Exhibit B attached hereto (the “Cohl Services Agreement”) whereby KSC will agree to provide the services of Cohl to the Companies and the Buyer Group and (ii) Cohl will join in the execution of the Cohl Services Agreement. The Cohl Services Agreement, by its own terms, will replace and supersede in all respects that certain Services Agreement dated May 26, 2006 by and among Cohl, KSC and the Companies. Buyer and Cohl recognize and agree that this Agreement serves as partial consideration for the Cohl Services Agreement and that the Buyer would not have entered into this Agreement but for execution of the Cohl Services Agreement and the terms provided for therein.

1.3 Termination of Securityholders Agreement. The Companies, the Sellers and Buyer mutually agree that the Securityholders Agreement dated May 26, 2006 and entered into by and among such parties is hereby terminated as of the Closing Date.

1.4 Termination of Credit Agreement. The Buyer and the Companies mutually agree that the Credit Agreement dated May 26, 2006 and entered into by and among the Buyer, as lender, and the Companies, as borrowers is hereby terminated as of the Closing Date.

1.5 Release of Prior Lockup for Minority Sellers. Buyer Parent, on the one hand, and the Minority Sellers, on the other hand, mutually release one another from the following obligations to one another under the Prior Lockup Agreement:

(a) Buyer Parent (i) agrees that the 195,467 shares of LN Common Stock (the “Released Shares”) issued to the Minority Sellers (including the shares originally issued to CPI Entertainment Rights Inc., the predecessor by amalgamation to the Grand Seller) pursuant to the Prior Purchase Agreement are hereby released from the transfer restrictions set forth in Section 4.3 of the Prior Lockup Agreement and (ii) shall cause new certificates to be issued to the Minority Sellers in exchange for the existing certificates evidencing the Released Shares, that do not include a legend referencing the restrictions on transfer contained in Section 4.3 of the Prior Lockup Agreement but which will continue to contain a legend substantially similar to the legend attached hereto as Exhibit D-1.

(b) The Minority Sellers each hereby release Buyer Parent from all of its obligations under Section 2.1 of the Prior Lockup Agreement concerning the right to require the inclusion of the Released Shares in certain registration statements filed under the Securities Act of 1933, as amended.

All other shares of LN Common Stock issued pursuant to the Prior Purchase Agreement will remain subject to, and benefited by, the terms of the Prior Lockup Agreement in accordance with the terms thereof.

1.6 Further Assurances. From time to time after the Closing, the Sellers will execute and deliver, or cause to be executed and delivered, without further consideration, such instruments of conveyance, assignment, transfer and delivery, or take such other actions as Buyer may reasonably request in order to more effectively transfer, convey and assign and deliver to (i) Buyer, and to place Buyer in possession and control of, any of the Purchased Interests or to enable Buyer to exercise and enjoy all rights and benefits of the Sellers with respect thereto, and (ii) the Companies, any assets, interests or rights relating to the Business which are not currently held by the CPI Companies.

2. Closing; Consideration for Purchase.

2.1 Closing Date. The closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of Grand, 501 Brickell Key, Miami, Florida at 10:00 a.m. Eastern Time, on the date hereof (the “Closing Date”).

2.2 Consideration for Purchased Interests. As consideration for the Purchased Interests, the Buyer Parent shall issue 6,097,561 shares of LN Common Stock (the “Transaction Shares”). The Transaction Shares shall be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Encumbrances (except for Encumbrances created pursuant to the Trust Agreement or the Lockup Agreement and those Encumbrances arising by virtue of any action taken by or on behalf of the Sellers or their Affiliates and restrictions on transfers that may be imposed by Applicable Laws). Schedule 2.2 attached hereto sets forth the allocation of the Transaction Shares between and among the Sellers. The Sellers acknowledge and agree that the allocation of the Transaction Shares among the Sellers as set forth on Schedule 2.2 is the sole responsibility of the Sellers, and the Buyer Group and the Companies shall have no obligation or responsibility with respect to such allocation. The Parties further agree not to assert, in connection with any tax return, tax audit or similar proceeding, any allocation that differs from that set forth on Schedule 2.2. At the Closing, the Transaction Shares shall be issued as follows:

(a) The number of Transaction Shares allocated to each of the Minority Sellers on Schedule 2.2 shall be issued to each such Minority Seller at the Closing. The Transaction Shares issued at the Closing to the Minority Sellers shall be herein referred to as the “Minority Seller Shares”. The certificates evidencing the Minority Seller Shares will include a legend in substantially the form of Exhibit D-1 hereto.

(b) All of the Transaction Shares that are allocated to the Majority Sellers as set forth on Schedule 2.2 shall be issued to Wells Fargo Bank, National Association (the “Trustee”) to be held on, subject to and in accordance with the terms of that certain Trust Agreement (the “Trust Agreement”) executed of even date herewith by Buyer Parent, as trustor, and Trustee, as trustee. The Transaction Shares issued to the Trustee at the Closing shall be herein referred to as the “Trust Shares”. The certificates evidencing the Trust Shares will include a legend in substantially the form of Exhibit D-2 hereto. As more fully described in the Trust Agreement, the Trustee will issue, at the Closing, Trust Certificates (“Trust Certificates”) to each of the Majority Sellers evidencing each such Majority Seller’s beneficial interests under the Trust Agreement with respect to the number of Transaction Shares allocated to each such Majority Seller on Schedule 2.2 hereto.

2.3 Adjustment to Consideration for Purchased Interests.

(a) At the Closing, the Buyer will pay to the Sellers the aggregate sum of $9,974,342, as an adjustment to the consideration specified in Section 2.2. The Sellers expressly authorize Buyer to pay this cash adjustment by wire transfer to a single account designated by the Majority Sellers. Following payment by Buyer of such amount, the Majority Sellers shall then be exclusively obligated to allocate such payment among the Sellers as set forth on Schedule 2.3, after deduction for and payment of attorneys’ fees and other transaction costs incurred on behalf of the Sellers in connection with this transaction. The Sellers acknowledge and agree that the allocation and payment of such cash adjustment among the Sellers as set forth on Schedule 2.3 is the sole responsibility of the Majority Sellers, and the Buyer Group and the Companies shall have no obligation or responsibility with respect to such allocation or payment among the Sellers.

(b) $9,300,000 of the cash adjustment payment payable by Buyer to Seller pursuant to Section 2.3(a) represents the amount of the Permitted Dividends that are payable to the Sellers with respect to calendar year 2006. If, at any time within four (4) years following the Closing, the Buyer or the Majority Sellers believe that the calculation of the amount of the Permitted Dividends that are payable to the Sellers with respect to calendar year 2006 should be modified as a result of any errors in, or subsequent changes that affect, any of the underlying assumptions or financial amounts included in or otherwise affecting the original calculation of the amount of the Permitted Dividends, then such party (the “Contesting Party”) shall deliver to the Buyer or the Majority Sellers, as the case may be (the “Non-Contesting Party”), a written notice (a “Permitted Dividends Statement”) setting forth in reasonable detail a good faith estimate of the amount of Permitted Dividends that are payable to the Sellers with respect to calendar year 2006. Any such modified amount shall be calculated in a manner consistent with the calculation of the amount of Permitted Dividends that are payable to the Sellers with respect to calendar year 2006 in the worksheet attached hereto as Schedule 2.3(b).

(c) Within thirty (30) days following receipt by the Non-Contesting Party of a Permitted Dividends Statement, such Non-Contesting Party may deliver written notice (the “Notice of Disagreement”) to the Contesting Party of any dispute such party has with respect to the preparation or content of the Permitted Dividends Statement. The Notice of Disagreement shall describe in reasonable detail the items contained in the Permitted Dividends Statement that the Non-Contesting Party disputes and the basis for any such disputes. If the Non-Contesting Party does not notify the Contesting Party of a dispute with respect to the Permitted Dividends Statement within such thirty (30) day period or delivers a notice agreeing with the Permitted Dividends Statement, such Permitted Dividends Statement will be final, conclusive and binding on the parties. If the Non-Contesting Party delivers a Notice of Disagreement to the Contesting Party, the Contesting Party and the Non-Contesting Party shall negotiate in good faith to resolve such dispute. If the Contesting Party and the Non-Contesting Party, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Non-Contesting Party advises the Contesting Party of its objections, then such dispute shall be resolved in accordance with the terms of clause (f) below.

(d) For purposes of complying with the terms set forth in this Section 2.3, the Contesting Party and the Non-Contesting Party shall cooperate with each other and make available to each other and their respective representatives all information, records, data and working papers, and shall permit reasonable access to its personnel, as may be reasonably requested in connection with the preparation and analysis of any Permitted Dividends Statement and the resolution of any disputes thereunder.

(e) If the final determination of the amount of Permitted Dividends payable to the Sellers with respect to calendar year 2006, as calculated in accordance with this Section 2.3, should be—

(i) less than $9,300,000, then the Majority Sellers will be obligated, jointly and severally, to pay to the Buyer the amount of such difference (and each other Seller will be obligated to reimburse to the Majority Seller their respective share of such difference); or

(ii) more than $9,300,000, then the Buyer will be required to pay to the Majority Sellers the amount of such excess (and the Majority Sellers will be obligated to pay to the other Sellers their respective share of such excess).

(f) If there should ever be a dispute between the Majority Sellers, on the one hand, and the Buyer, on the other hand (the “Dividend Disputing Parties”), regarding the calculation of the amount of the Permitted Dividends that are payable to the Sellers with respect to calendar year 2006, then the Dividend Disputing Parties will refer such dispute to Grant Thornton LLP (the “Arbitrating Accountant”), who shall be engaged as arbitrator hereunder to settle such dispute as soon as practicable. In connection with the resolution of any such dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant’s function shall be to review only those items which are in dispute and to resolve the dispute with respect to such items. The Arbitrating Accountant’s award with respect to any such dispute shall be final and binding upon the parties hereto, and judgment may be entered on the award. The Arbitrating Accountant’s fees shall be paid 50% by the Majority Sellers and 50% by the Buyer, unless the Arbitrating Accountant should determine that one of the Dividend Disputing Parties’ position was not reasonably taken, in which case all of the Arbitrating Accountant’s fees shall be paid by that Dividend Disputing Party.

(g) If this Section 2.3 shall be invoked more than once with respect to a calculation of the amount of Permitted Dividends payable to the Sellers with respect to calendar year 2006, then the amounts paid by the Sellers, on the one hand, and the Buyer, on the other, in connection with previous applications of this Section 2.3 shall be reflected in the calculation of any amounts payable pursuant to clause (e) above.

3. Representations and Warranties of the Majority Sellers. Each of the Majority Sellers, jointly and severally, represents and warrants to the Buyer Group as of the date hereof, as follows:

(a) Due Organization; Good Standing and Power. Each CPI Company is a corporation or limited liability company duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization. Schedule 3.1(a) sets forth each CPI Company, its ownership and its jurisdiction of organization. Each CPI Company has the corporate power and authority to own, lease and operate its assets and to conduct its business as presently being conducted. No CPI Company is qualified to conduct business in any foreign jurisdiction and no actions or proceedings to dissolve any of the CPI Companies are pending.

(b) Validity of Agreement; Capitalization.

(i) Each Seller has the full power and authority to enter into this Agreement and the other agreements contemplated by this Agreement (the “Ancillary Agreements”) to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Sellers and the Companies and this Agreement constitutes, and the Ancillary Agreements to which a Seller or a Company is a party, when executed and delivered by such Party, will constitute a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equity principles. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by each Corporate Seller and Company has been duly authorized by all requisite corporate action on its part. The Sellers have made available to the Buyer true and complete copies of the minute books and stock transfer books or other similar books and records for each Company, each of which is accurate and complete in all material respects.

(ii) The authorized capital of and the number of issued and outstanding shares or other equity interests of each Company is as set forth on Schedule 3.1(b)(ii). Other than the Existing Live Nation Equity Interests, the record and beneficial ownership of the issued and outstanding shares or other equity interests of each Company is as set forth on Schedule 3.1(b)(ii), and the Sellers are the record and beneficial owner of all such shares or other equity interests as indicated on Schedule 3.1(b)(ii). Except for Entertainment Investments, Schedule 3.1(b)(ii) sets forth each Subsidiary or other Persons in which any Company (directly or indirectly) has an equity or other ownership interest, such Company’s ownership percentage in each such Subsidiary or other Person and the ownership interest and percentage of any other Person in any Subsidiary. All of the issued and outstanding shares of each CPI Company that is a corporation, or interests of each CPI Company that is a limited liability company, have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and have been issued in compliance in all material respects with all Applicable Laws. Each CPI Company has paid all required capital contributions to the extent due and payable with respect to any partnership or limited liability company which any CPI Company is a member or partner. Grand ROW is a manager managed limited liability company and is taxed as a partnership for purposes of federal income taxes. Schedule 3.1(b)(ii) sets forth the current officers, directors or managers of each Company, and, to the Knowledge of the Majority Sellers, for each other CPI Company.

(iii) Schedule 3.1(b)(iii) sets forth each investment (collectively, the “Entertainment Investments”) related to concert promotions, theatrical productions, documentaries or other entertainment events (collectively, the “Entertainment Events”) owned by any CPI Company, lists the CPI Company owning such investment or rights agreement or other asset and the percentage owned of any such Entertainment Event, the name of the entity that owns the underlying Entertainment Event, and if such entity is not wholly owned by the CPI Companies, the name of such entity’s general partner or manager, as applicable, and all material agreements relating thereto or in connection therewith (the “Entertainment Agreements”). Except for the Entertainment Investments, none of (a) the Majority Sellers, (b) the Affiliates of any Majority Seller and (c) the CPI Companies (directly or indirectly) have (i) an equity or other ownership interest in any Entertainment Event or (ii) any obligation or other commitment to purchase, acquire or invest in any Entertainment Event. The Sellers have previously furnished Buyer with complete and accurate copies of all written Entertainment Agreements and a written description of all oral Entertainment Agreements.

(iv) Except as set forth on Schedule 3.1(b)(iv), there are outstanding (1) no shares of capital stock, other voting securities or other equity interests (“Equity Interests”) of the CPI Companies, (2) no securities of the CPI Companies convertible into or exchangeable for Equity Interests of the CPI Companies, (3) no options, warrants or other rights to acquire from the CPI Companies, and no obligation of the CPI Companies to issue or sell, any Equity Interests or any securities of the CPI Companies convertible into or exchangeable for Equity Interests, and (4) no equity equivalents, interests in the ownership or earnings, or other similar rights of the CPI Companies. There are no outstanding obligations of the CPI Companies to repurchase, redeem or otherwise acquire any Equity Interests except the Deferred Entertainment Investments pursuant to the terms of this Agreement. The Sellers are the record and beneficial owner of, and upon consummation of the transactions contemplated hereby Buyer will acquire, good, valid and marketable title to, all of the Purchased Interests, free and clear of all Encumbrances, other than (x) those that may arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates, (y) restrictions on transfer that may be imposed by Applicable Laws, and (z) those arising under the terms of this Agreement. Cohl owns a controlling interest in the Grand Seller. The Grand Seller is the successor by amalgamation to CPI Entertainment Rights Inc., a Barbados corporation.

(v) The CPI Companies are the record and beneficial owner of, and own good, valid and marketable title to, all of the equity interests in each Subsidiary and other Person that are indicated on Schedule 3.1(b)(ii) as being owned (directly or indirectly) by the Companies, free and clear of all Encumbrances, other than (x) those that may arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates, (y) restrictions on transfer that may be imposed by Applicable Laws, and (z) those arising under the terms of this Agreement.

(c) No Approvals or Notices Required; No Conflict with Instruments. Except as set forth on Schedule 3.1(c), the execution, delivery and performance of this Agreement by the Sellers, Cohl and the Companies and the consummation by them of the transactions contemplated hereby (i) does not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, (ii) does not result in the creation of any Encumbrance (except pursuant to this Agreement and those arising by virtue of any action taken by or on behalf of Buyer or its Affiliates and restrictions on transfers that may be imposed by Applicable Laws) on the Purchased Interests or any Equity Interests of any CPI Company under, conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Sellers or the CPI Companies under, or (iii) result in the creation of an Encumbrance upon any asset of the CPI Companies pursuant to: (A) Applicable Law, (B) any Permit (including liquor licenses), (C) the charters or bylaws of the CPI Companies, or (D) any instrument or other agreement to which the Sellers or the Companies are a party or by which any of them or any of their assets are bound or affected. The Purchased Interests are transferable and assignable to Buyer as contemplated by this Agreement without the waiver of any right of first refusal or the consent of any other party being obtained, and there exists no preferential right of purchase in favor of any Person with respect of any of the Purchased Interests or the Business other than as disclosed on Schedule 3.1(b)(iii).

(d) Financial Information.

(i) The CPI Companies do not have any liability or obligation, whether accrued, absolute, contingent, or otherwise, other than (1) those arising under Entertainment Agreements, the Material Contracts listed on Schedule 3.1(f)(i), and Minor Contracts not required to be listed on Schedule 3.1(f)(i) pursuant to Section 3.1(f), and this Agreement and the Ancillary Agreements, (2) those arising in the ordinary course of business to trade creditors or service providers, none of which liabilities individually exceed $50,000, and (3) those identified on Schedule 3.1(d)(i) or Schedule 3.1(d)(ii) (collectively, the “Disclosed Liabilities”). Schedule 3.1(d) further identifies all accruals or reserves maintained on the books of the CPI Companies and all accruals and reserves are adequate to cover the liabilities associated therewith and have been established in accordance with GAAP and good business practices.

(ii) Except as set forth on Schedule 3.1(d)(ii), the CPI Companies have no “Debt”. As used herein, the term Debt means, without duplication, (1) all indebtedness of the CPI Companies for borrowed money, (2) all obligations of the CPI Companies evidenced by bonds, notes, letters of credit, debentures or other similar arrangements, (3) all obligations of the CPI Companies as lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (4) all guarantees by the CPI Companies of the debts or obligations of any other Person and (5) all debt, whether or not of the type described in clauses (1) through (3) above to the extent secured by a lien on the property of the CPI Companies.

(iii) Except as set forth on Schedule 3.1(d)(iii), since their formation, the CPI Companies have not (1) declared or paid any dividend or made any other distribution to their owners, (2) made or authorized any capital expenditures which individually or in the aggregate would exceed $50,000.00 other than capital expenditures required by Entertainment Agreements or the Material Contracts disclosed on Schedule 3.1(f), or (3) entered into any agreement, commitment or understanding, whether or not in writing, with respect to any of the foregoing.

(iv) None of the profits or earnings that have been or will be derived from the promotion of the 2005-2007 Rolling Stones Tour have or shall inure to or for the benefit of any of the Sellers or any Affiliate of one or more of the Sellers other than (i) the CPI Companies and (ii) earnings in an amount not to exceed US $100,000 which will inure to the benefit of the Grand Seller.

(e) Title to Properties; Absence of Liens and Encumbrances. All of the material assets of the Companies other than the Entertainment Investments are set forth on Schedule 3.1(e). Each CPI Company owns good and valid title to all of its assets, free and clear of all Encumbrances, other than the Encumbrances set forth on Schedule 3.1(e) and other than Permitted Encumbrances.

(f) Properties, Contracts, Permits and Other Data.

(i) Schedule 3.1(f)(i) sets forth all agreements, instruments or other contracts pertaining to the Business to which the CPI Companies or an Affiliate of the CPI Companies is a party, the benefits of which are enjoyed by the Business or to which any of the material assets of the CPI Companies is subject other than contracts which (1) are Entertainment Agreements or (2) were entered into in the ordinary course of business and do not restrict the ability of the CPI Companies to conduct the Business in any jurisdiction or in any manner, and do not involve the receipt or payment of more than $50,000 individually (the contracts, agreements or instruments required to be so listed together with the Entertainment Agreements are herein defined as “Material Contracts” and the contracts, agreements or instruments not required to be so listed are herein defined as the “Minor Contracts”).

(ii) The CPI Companies do not own and never have owned any real property. Schedule 3.1(f)(ii) sets forth the real estate currently leased or held for use by the CPI Companies other than arrangements for use of entertainment venues for presentation of any one or more performances of an Entertainment Event (the “Real Estate”). Schedule 3.1(f)(ii) also sets forth each lease, license or other occupancy agreement relating to any of the Real Estate (“Real Estate Leases”). The CPI Companies are not a party or otherwise committed to become a party to any Real Estate Lease except as set forth on Schedule 3.1(f)(ii), whether as a lessee, sublessee, lessor, sublessor, licensor, licensee, sublicensor or sublicensee or otherwise; and

(iii) Schedule 3.1(f)(iii) sets forth the material Permits maintained by any CPI Company relating to the development, use, maintenance or occupation of the CPI Companies’ properties, Real Estate, or the operation of the Business (other than sales and use tax Permits and franchise tax registrations) (the “CPI Permits”).

(iv) Except as set forth on Schedule 3.1(f)(iv), the Material Contracts, Minor Contracts, Real Estate Leases and CPI Permits are in full force and effect and are valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not individually or in the aggregate have a Material Adverse Effect. Except as set forth on Schedule 3.1(f)(iv), the CPI Companies and their Affiliates are not in material breach or default in the performance of any obligation under any Material Contract, Minor Contract, Real Estate Lease or CPI Permit and, to the Knowledge of the Majority Sellers, no other party thereto is in such a breach or default and no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder. Except as set forth on Schedule 3.1(f)(iv), the CPI Companies have all material Permits required for the conduct of the Business as presently conducted. Except as set forth on Schedule 3.1(f)(iv), there are no outstanding powers of attorney relating to or affecting the CPI Companies.

(g) Legal Proceedings. Except as set forth on Schedule 3.1(g), (i) there is no litigation, proceeding, claim or governmental investigation pending (but with respect to any concert tour managed by Buyer Group or their Affiliates, this representation is limited to the actual Knowledge of the Majority Sellers) or, to the Knowledge of the Majority Sellers, threatened, that seeks relief or damages against the CPI Companies or any of the respective assets or the Business or which would prevent the consummation of the transactions contemplated by this Agreement and (ii) none of the Sellers or the CPI Companies has been charged with any violation of or, to the Knowledge of the Majority Sellers, threatened with a charge or violation of, any provision of Applicable Laws (for purposes of this clause (ii), with respect to the Sellers, the scope of the representations shall be limited to charges or violations of Applicable Laws relating to the CPI Companies or the Business). To the Knowledge of the Majority Sellers, none of the CPI Companies, or their Affiliates, or any director, officer, employee or agent of any of them has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property to any broker, finder, agent, governmental official or other Person, in any matter related to the Business of the CPI Companies, which would be illegal under Applicable Laws.

(h) Insurance.

(i) Schedule 3.1(h)(i) sets forth the insurance policies relating to the insurable properties of the CPI Companies and the conduct of the Business other than those arranged for by the Buyer Group or their Affiliates. All premiums due and arising thereon have been paid on a current basis and such policies are in full force and effect.

(ii) Schedule 3.1(h)(ii) sets forth all pending or outstanding insurance claims of the CPI Companies against the CPI Companies’ insurance companies.

(i) Intellectual Property. Schedule 3.1(i) sets forth the CPI Companies’ right, title or interest in or to any material Intellectual Property (the “CPI Intellectual Property”). Except as set forth on Schedule 3.1(i), (i) the CPI Companies own and/or validly license all of the Intellectual Property necessary for the conduct of the Business as presently conducted; (ii) to the Knowledge of the Majority Sellers, there is no reasonable basis for the assertion by any Person of any claim against Buyer or the CPI Companies with respect to the use by the CPI Companies of the CPI Intellectual Property; (iii) to the Knowledge of the Majority Sellers, the CPI Companies are not infringing or violating and have not infringed or violated, any rights of any Person with respect to the CPI Intellectual Property described in clause (i); (iv) to the Knowledge of the Majority Sellers, no other Person is infringing or violating, or has infringed or violated, any rights of the CPI Companies with respect to the CPI Intellectual Property; and (v) the CPI Intellectual Property is not subject to any order, injunction or agreement respecting its use.

(j) Conduct of Business in Compliance with Applicable Laws. Except as set forth on Schedule 3.1(j), each of the CPI Companies has conducted the Business in compliance with all Applicable Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(k) Certain Fees. None of the Companies or their respective officers, directors or employees, nor the Sellers, on behalf of the Companies or themselves, have employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

(l) Environmental, Health and Safety Compliance. Except as set forth on Schedule 3.1(l):

(i) to the Knowledge of the Majority Sellers, each of the CPI Companies is, and has continuously been, in compliance in all material respects with all applicable Environmental Laws; and

(ii) neither Cohl nor any of the CPI Companies has received any written notice or claim that any of the CPI Companies is or may be liable to any Person as a result of any Hazardous Substances generated, treated or stored at any real estate at any time leased by the CPI Companies or discharged, emitted, released or transported from any real estate at any time leased by the CPI Companies in the conduct of the Business.

(m) Taxes. Except as set forth on Schedule 3.1(m), for the past six years, the Companies have caused to be timely filed with appropriate federal, state, local, foreign, provincial and other Governmental Entities all Tax Returns required to be filed with respect to the CPI Companies or the conduct of the Business and have paid, caused to be paid, or adequately reserved for on the books of the CPI Companies all Taxes claimed to be due from or with respect to such Tax Returns or which are or will become payable with respect to all periods prior to Closing. Except as set forth on Schedule 3.1(m), no extension of time has been requested or granted with respect to the filing of any Tax Return or payment of any Taxes, and no issue has been raised or adjustment proposed by any taxing authority in connection with any of the CPI Companies’ Tax Returns, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state, local, foreign, or provincial Tax Returns that include or reflect the use and operation of the CPI Companies, or the conduct of the Business. Except as set forth on Schedule 3.1(m), none of the Majority Sellers or any of the CPI Companies have received or have knowledge of any notice of deficiency, assessment, audit, investigation, or proposed deficiency, assessment or audit with respect to the CPI Companies or the conduct of the Business by the CPI Companies from any taxing authority. Except as set forth on Schedule 3.1(m), none of the CPI Companies has taken action which is not in accordance with past practice that could defer any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending after such date and none of the CPI Companies has consented to the application of Section 341(f) of the Code. All monies required to be held or collected by each CPI Company and a portion of any such Taxes to be paid by each CPI Company to any taxing authority has been collected or withheld and either paid to the respective taxing authority or set aside in accounts for such purposes. All foreign, state and local jurisdictions where each CPI Company has filed Tax Returns since their respective formation are set forth on Schedule 3.1(m). No claim has been made by any taxing authority in any jurisdiction not set forth on Schedule 3.1(m) that any CPI Company is or may be subject to taxation by such jurisdiction. None of the CPI Companies has ever been a member of any affiliated, consolidated, combined or unitary group, or filed or been included in a combined, consolidated or unitary tax return, and none of the CPI Companies are currently under a contractual obligation to indemnify any other Person with respect to Taxes. None of the CPI Companies is or ever has been a party to or bound by any Tax sharing, Tax allocation, or similar agreement or arrangement. Except as set forth on Schedule 3.1(m), none of the CPI Companies has ever been a member of, or had an interest in, any partnership, joint venture, trust, limited liability company or other entity, the taxable income of which is or was required to be taken into account by the Companies on their tax return in whole or in part.

(n) Labor Matters. The CPI Companies do not have and never have had, any employees other than Cohl or as set forth on Schedule 3.1(n). Schedule 3.1(n) sets forth the name, title and current hourly or annualized salary for all employees of the CPI Companies, together with vacation and severance benefits to which each employee is entitled.

(o) Employee Benefit Plans and Arrangements. Except for employee benefit plans sponsored by the Buyer Group, none of the CPI Companies has, or ever has had, any liability under (or otherwise have been bound with respect to) any employee benefit plan or other similar arrangement, including (1) any profit-sharing, deferred compensation, bonus, stock options, equity compensation, stock purchase, pension, retainer, consulting, retirement, severance or incentive compensation plan, agreement or arrangement, (2) any welfare benefit plan, agreement or arrangement or any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting or maternity leave, sabbaticals, sick leave, medical expenses, dental expenses, disability, accidental death or dismemberment, hospitalization, life insurance and other types of insurance, (3) any employment agreement (other than with Cohl), or (4) any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA).

(p) Transactions with Affiliates. Except for this Agreement and the Ancillary Agreements and except as set forth on Schedule 3.1(p), none of Cohl nor any shareholder, director or officer of the CPI Companies or the Corporate Sellers, and no associate or Affiliate of Cohl or any such shareholder, director or officer is currently, directly or indirectly, a party to any executory transaction with the CPI Companies. For the purposes of this Section 3.1(p) only, an “associate” of any shareholder, director or officer means a member of the immediate family of such shareholder, director or officer or any corporation, partnership, trust or other entity in which such shareholder, director, officer or employee has a substantial ownership or beneficial interest or is a director, officer, partner or trustee, or Person holding a similar position.

(q) Business Relationships. Except as set forth on Schedule 3.1(q), none of the Majority Sellers or the CPI Companies have received any written notice that any Person or entity with whom the CPI Companies do business will not continue to do business with such entity after the Closing Date on terms and conditions substantially the same as those prevailing during the past twelve (12) months, as a result of the transactions contemplated in this Agreement.

(r) Cohl’s Relationship. Cohl, as an executive officer and member of the board of directors of Buyer Parent, has been provided with, and is familiar with, significant and material information regarding the business, assets, results of operations and financial conditions of the Buyer Group.

(s) No Other Representations Acknowledgement. The Sellers acknowledge that neither the Buyer Group nor any of their Affiliates or any of their respective directors, officers, employees, agents, advisors or representatives makes any representation or warranty, either express or implied, to the Sellers or their agents or representatives, except for the representations and warranties set forth in this Agreement (including the Schedules attached hereto), in the Ancillary Agreements or in any certificate or other instrument delivered in connection herewith or therewith.

3.2 Representations and Warranties of the Buyer Group. Buyer represents and warrants to the Sellers as of the date hereof, as follows:

(a) Due Organization; Good Standing and Power. Each of Buyer and Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Buyer and Buyer Parent has all corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform their respective obligations hereunder and thereunder. Each of Buyer and Buyer Parent has the corporate power and authority to own, lease and operate its assets and to conduct its business as now conducted. Each of Buyer and Buyer Parent is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which its right, title and interest in or to any of its assets or the conduct of its business, requires such authorization, qualification or licensing, except for the failure to so qualify or to be in good standing in such other jurisdiction that would not have a material adverse effect. No action or proceeding to dissolve the Buyer or Buyer Parent is pending.

(b) Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement by each of Buyer and Buyer Parent and the consummation by each of Buyer and Buyer Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part. No other corporate action is necessary for the authorization, execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement and the consummation by each of Buyer and Buyer Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer and Buyer Parent and constitutes a legal, valid and binding obligation of each of Buyer and Buyer Parent, enforceable against each of Buyer and Buyer Parent in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equity principles.

(c) No Approvals or Notices Required; No Conflict with Instruments. Except as specifically contemplated by this Agreement, the execution, delivery and performance of this Agreement by each of Buyer and Buyer Parent and the consummation by it of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to it, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of its obligations under, its charter or bylaws or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Buyer or Buyer Parent is a party or by which Buyer or Buyer Parent or any of their respective assets or properties are bound.

(d) Certain Fees. None of the Buyer Group, nor any of their officers, directors or employees, on behalf of them, have employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

(e) Capitalization. Buyer Parent’s capital stock consists of (i) 450,000,000 shares of LN Common Stock, of which 65,521,804 shares were outstanding as of May 4, 2007, and (ii) 50,000,000 shares of preferred stock, par value $.01 per share, of which no shares are outstanding as of the date hereof. The outstanding shares of capital stock of Buyer Parent have been duly authorized, validly issued and fully paid and non-assessable. The Transaction Shares have been duly authorized and, when issued and delivered to the Minority Sellers and the Trustee under the terms of this Agreement, will be validly issued and fully paid and non-assessable.

(f) LN SEC Documents. Buyer Parent has filed or caused to be filed on a timely basis with the U.S. Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements, exhibits and other documents required to be filed by it pursuant to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (“LN SEC Documents”); provided, however, LN SEC Documents shall not include Forms 3, Forms 4 or any other filings or reports required to be made by shareholders, officers or directors of Buyer under the Securities Exchange Act of 1934. None of the LN SEC Documents contained, when made, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of circumstances under which they were made, not misleading in a material manner.

(g) No Other Representations Acknowledgement. The Buyer Group acknowledges that neither Cohl, any Seller, any Company nor any of their Affiliates or any of their respective directors, officers, employees, agents, advisors or representatives makes any representation or warranty, either express or implied, to the Buyer or its agents or representatives, except for the representations and warranties set forth in this Agreement (including the Schedules attached hereto), in the Ancillary Agreements or in any certificate or other instrument delivered in connection herewith or therewith.

3.3 Representations and Warranties of the Sellers. Each of the Sellers, severally and not jointly, represents and warrants to the Buyer Group as of the date hereof, as follows:

(a) Each Minority Seller represents that such Minority Seller is acquiring the Minority Seller Shares for his own account for investment only and not with a view to offer for sale or other disposition in connection with any distribution of all or any part thereof (although the disposition of Minority Seller Shares shall remain within each Minority Seller’s discretion subject to Applicable Law), except pursuant to an applicable exemption under the Securities Act or a registration thereunder.

(b) Each Majority Seller represents that it is acquiring the Trust Certificates (and any Trust Shares that may be subsequently transferred by the Trustee to such Majority Seller in accordance with the terms of the Trust Agreement) for its own account for investment only and not with a view to offer for sale or other disposition in connection with any distribution of all or any part thereof, except pursuant to an applicable exemption under the Securities Act or a registration thereunder.

(c) Each Seller represents that such Seller has had access, and reviewed to the extent he deems appropriate, the LN SEC Documents. Each Seller further represents that he has had an opportunity to ask questions of and to receive answers from Buyer Parent regarding Buyer Parent and its business, assets, results of operations and financial condition and terms and conditions of the issuance of the Transaction Shares pursuant to the terms hereof.

(d) Each Seller represents that such Seller can bear the economic risk of his direct or indirect investment in the Transaction Shares and has such knowledge and experience in financial business matters and that he is capable of bearing and managing the risk of direct or indirect investment in the Transaction Shares, and that the Buyer Parent intends to make the filings required to comply with Regulation D, and that he is an accredited investor as defined in Regulation D under the Securities Act.

(e) Each Seller understands that the Transaction Shares, when issued to such Seller or to the Trustee, in the case of the Majority Sellers, will not have been registered pursuant to the Securities Act or any applicable states securities law, the Transaction Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations, the Transaction Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, each Seller represents that he is familiar with Rule 144 promulgated under the Securities Act as currently in effect and understands that the resale limitations imposed thereby under the Securities Act and that additional resale limitations will be applicable to a Seller under Rule 144 if the Seller is deemed to be an affiliate of Buyer Parent under the Securities Act. Sellers further acknowledge that officers and directors of Buyer Parent and its Affiliates are subject to further limitations on sales of securities of Buyer Parent.

(f) In addition to the limitations on the sale or the resale of LN Shares described in Section 3.3(e), the Majority Sellers and Buyer Parent shall enter into, at the Closing, a Lockup and Registration Rights Agreement in the form of Exhibit C attached hereto (the “Lockup Agreement”), which Lockup Agreement shall provide further limitations on the resale of the Trust Shares. Other than pursuant to the terms of the Lockup Agreement, Buyer Parent shall be under no obligation to register any of the Transaction Shares pursuant to the terms of this Agreement or otherwise.

(g) It is agreed and acknowledged by each Minority Seller that the certificates representing the Minority Seller Shares shall each conspicuously set forth on the face or back thereof, a legend in the form of Exhibit D-1 attached hereto.

(h) It is agreed and acknowledged by each Majority Seller that the certificate representing the Trust Shares shall conspicuously set forth on the face or back thereof, a legend in the form of Exhibit D-2 attached hereto, which may only be removed as provided in the Lockup Agreement.

(i) The Majority Sellers expressly acknowledge and agree that (x) the Trust Certificates are non-transferable except as expressly provided in the Trust Agreement, (y) the Majority Sellers are only entitled to receive the proceeds from the sale of the Trust Shares, and not the Trust Shares themselves, except as expressly provided in the Trust Agreement and/or the Lockup Agreement, and (z) the Majority Sellers will have no right to vote the Trust Shares while owned by the Trustee pursuant to the Trust Agreement.

3.4 Sellers Disclosure Schedules. The Sellers Disclosure Schedules are qualified in their entirety by reference to specific provisions in this Agreement. The fact that any item of information or references to dollar amounts is contained in the Sellers Disclosure Schedules shall not be construed to mean that such information is (i) required to be disclosed by this Agreement or (ii) a basis or standard for interpreting the terms “materiality,” “materially,” “material” or “Material Adverse Effect” as used in this Agreement. Nothing in the Sellers Disclosure Schedules constitutes an admission of any liability or obligation of the Sellers or any CPI Company to any third party, nor an admission of any liability or obligation to any third party against the interests of the Sellers or the CPI Companies. The schedule headings in the Sellers Disclosure Schedules are for convenience of reference only and shall not be deemed to alter or affect the express description of the Sellers Disclosure Schedules as set forth in this Agreement. To the extent applicable, any matter set forth in one section of the Sellers Disclosure Schedules which could, based solely on the substance of the disclosure itself, reasonably be determined to be applicable to another section of the Sellers Disclosure Schedules or to modify another representation or warranty of the Sellers or the Companies on its face shall be deemed to be set forth in each other section of the Sellers Disclosure Schedules or to modify the representation and warranty to which it is applicable.

4. Covenants.

4.1 Further Actions. Subject to the terms and conditions hereof, the Sellers (with respect to clauses (iii) and (iv) only), Cohl, the Companies and the Buyer Group will each use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts: (i) to obtain all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the CPI Companies or the Buyer Group as are necessary for the consummation of the transactions contemplated hereby and as have not been obtained prior to the Closing Date; (ii) to effect all necessary registrations and filings; (iii) to cause the execution of the various agreements attached hereto as Exhibits; and (iv) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Where the consent of any third party is required under the terms of any of the CPI Companies’ leases or contracts to the transactions contemplated by this Agreement, Cohl and the Companies will use commercially reasonable efforts to obtain such consent on terms and conditions not less favorable than as in effect on the date hereof. Cohl, the Companies and the Buyer Group shall cooperate fully with each other to the extent reasonably required to obtain such consents.

4.2 No Inconsistent Action. No Party shall take any action inconsistent with its obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

4.3 Public Announcements.

(a) Except as may be required by Applicable Law, none of the Sellers shall issue any press release or otherwise make any public statements or filings with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Buyer.

(b) Except as may be required by Applicable Law or as may be required to satisfy the rules of any listing exchange upon which the LN Common Stock is listed, neither Buyer nor any of its Affiliates will issue a separate stand-alone press release or public announcement that describes the transactions contemplated hereby unless Cohl has reviewed and approved such stand-alone press release or public announcement (such approval not to be unreasonably withheld or delayed). Buyer and its Affiliates shall not be otherwise restricted or constrained in any public statement concerning this transaction that is made as a part of an earnings release, investor call or other similar communication that includes disclosures or discussions about matters other than the transaction contemplated hereby.

4.4 2007 Tax Allocations for Grand ROW. The Grand Seller and Buyer acknowledge and agree that, for tax purposes, (i) the books of the Grand ROW will be closed as of the Closing Date and (ii) the income, gains, losses and deductions allocable in respect of the Purchased Interests in Grand ROW for the tax year ending in 2007 shall be prorated between the Grand Seller and Buyer on the basis of the actual results of the Grand ROW’s operations before and after the Closing Date. The Grand Seller and Buyer agree that any costs associated with the closing of Grand ROW’s books as of the Closing Date and the making and recording of such allocation between the Grand Seller and Buyer will be at the sole cost and expense of Grand ROW.

5. Additional Closing Actions.

5.1 Closing Deliveries. At the Closing:

(a) Services Agreements. The Cohl Services Agreement shall be executed and delivered by the Buyer Parent, the Companies, Cohl and KSC.

(b) Certificates Evidencing the Minority Seller Shares. Certificates evidencing the Minority Seller Shares shall be delivered by the Buyer Parent to the Minority Sellers, with each such certificate containing a legend in the form of Exhibit D-1 attached hereto.

(c) Certificates Evidencing the Trust Shares. A certificate evidencing the Trust Shares shall be delivered by the Buyer Parent to the Trustee, with such certificate containing a legend in the form of Exhibit D-2 attached hereto.

(d) The Lockup Agreement. The Lockup Agreement shall be executed and delivered by the Majority Sellers and the Buyer Parent.

(e) Trust Agreement and Trust Certificates. The Trust Agreement shall be executed and delivered by the Majority Sellers, the Buyer Parent and the Trustee, and the Trustee shall issue the Trust Certificates to the Majority Sellers as required by the terms of the Trust Agreement.

(f) Licenses and Consents. All material licenses, Permits, consents, approvals, authorizations, qualifications and orders of governmental authorities or any other third parties required to consummate the transactions contemplated by this Agreement and/or which are reasonably necessary to enable (i) Buyer to own the Purchased Interests, including each of the consents and approvals listed on Schedule 3.1(c), and (ii) the Minority Sellers to own the Minority Seller Shares and (iii) the Trustee to own the Trust Shares, shall have been obtained and shall be in full force and effect (except as may otherwise be agreed by Buyer as regards clause (i) above with respect to the approval and consents listed on Schedule 3.1(c), such agreement to be evidenced by Buyer proceeding with the Closing).

(g) Legal Opinion with Respect to ROW Tour. The Majority Sellers shall cause to be delivered legal opinions in the form agreed to by the parties with respect to ROW Tour.

(h) Other Document Deliveries to Buyer. Buyer shall receive all the certificates, instruments and documents listed below:

(i) the certificates and instruments contemplated by Section 1.1;

(ii) to the extent required by Buyer, the written resignation of applicable officers, directors and managers of the CPI Companies, such resignations to be effective concurrently with the Closing Date;

(iii) the original corporate minute books, and other similar records and files, relating to each of the CPI Companies;

(iv) certificates from applicable governmental officials of the jurisdiction of incorporation or organization of each Company as to the legal existence and good standing of such Company in such jurisdiction;

(v) a letter signed by Cohl confirming his understanding and acknowledgment to the matters listed on Exhibit E hereto.

(vi) releases in the form attached hereto as Exhibit F executed by the Sellers; and

(vii) certified copies of all corporate actions taken by the Companies and the Corporate Sellers to properly authorize the transactions contemplated by this Agreement or incidental thereto, and such other instruments and documents as reasonably requested by counsel to the Buyer.

(i) Other Document Deliveries to Sellers. Sellers shall receive certified copies of all corporate actions taken by the Buyer to properly authorize the transactions contemplated by this Agreement or incidental thereto and such other instruments and documents as reasonably requested by counsel to the Sellers.

6. Covenants; Action Subsequent to Closing.

6.1 Certain Restrictive Covenants.

(a) Non-Compete Covenant. In order to allow the Buyer to (x) protect the valuable and unique trade secrets, confidential information and goodwill of the CPI Companies and Cohl and (y) realize the full benefit of Buyer’s bargain in connection with the purchase of the Purchased Interests, the Majority Sellers, jointly and severally, covenant and agree that they will not, directly or indirectly, at any time for a period of nine (9) years following the Closing Date (the “Restricted Period”) (i) carry on, operate, manage, control, or become interested in or involved with, in any manner, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, lender or otherwise, any of the Restricted Activities anywhere in the world or (ii) undertake any planning, development or preparatory activities in anticipation of the pursuit of any Restricted Activities anywhere in the world. As used herein, the term “Restricted Activities” shall mean and include each and all of the following businesses, operations, activities and undertakings:

(i) All of the businesses, operations, activities and undertakings that are actually engaged in as of the Closing Date by the Buyer, any of Buyer’s Affiliates or any of the CPI Companies (collectively, the “Buyer Affiliated Group”);

(ii) All of the businesses, operations, activities and undertakings that are proposed, as of the Closing Date, to be engaged in by any member of the Buyer Affiliated Group but only if Cohl is informed about such proposed businesses, operations, activities or undertakings;

(iii) Any other Applicable Entertainment Businesses that are actually engaged in during the Restricted Period by any member of the LN Affiliated Group; and

(iv) Any other Applicable Entertainment Businesses that are proposed, prior to Cohl ceasing to be a director and an executive officer of the Buyer Group, to be engaged in by any member of the Buyer Affiliated Group but only if Cohl is informed about such proposed Applicable Entertainment Business.

As used above, the term “Applicable Entertainment Businesses” shall mean (A) any and all types of entertainment businesses and (B) other businesses that relate to or provide services to one or more entertainment businesses. Examples of businesses that relate to or provide services to entertainment businesses shall include, without limitation, (i) ticketing businesses, (ii) software businesses related to ticketing, (iii) financing of artist shows, (iv) design, manufacturing and distribution of artist merchandise and (v) managing careers of artists.

(b) Additional Agreements relating to the Non-Compete Covenant. The covenants and agreements undertaken by the Majority Sellers in Section 6.1(a) are herein collectively referred to as the “Non-Compete Covenant” and shall be subject to and modified by the following provisions:

(i) The Majority Sellers represent, acknowledge and agree that the most significant assets of the CPI Companies are certain personal relationships, goodwill, trade secrets and other confidential information (collectively, the “Trade Secrets”), including, without limitation, the Cohl Relationship Goodwill, that relate to and are crucial in obtaining (i) the rights to produce world-wide concert tours in the future from major world-renowned musical artists and entertainers and (ii) other material rights and benefits that will be derived from those touring relationships with major world-renowned musical artists and entertainers. The Majority Sellers further represent, acknowledge and agree that the consideration that Buyer would be willing to pay for the Purchased Interests would be a small fraction of the amount of the consideration that is being paid pursuant to this Agreement if the Trade Secrets were not owned and possessed by the CPI Companies and thereby not included as a part of the rights, benefits and assets that Buyer is acquiring pursuant to its purchase of the Purchased Interests. The Majority Sellers recognize and agree that (i) Cohl’s goodwill and personal relationships in the music and concert industry throughout the world (“Cohl Relationship Goodwill”) are substantial assets being acquired in connection with Buyer’s purchase of the Purchased Interests, including Cohl’s direct and indirect share of the Purchased Interests, as evidenced by the retention of the services of Cohl after the Closing pursuant to the terms of Cohl’s Services Agreement and (ii) the Buyer is entering this Agreement in reliance on Cohl’s agreement to personally refrain from competition and solicitation as required by the terms of this Section 6.1.

(ii) The Majority Sellers represent, acknowledge and agree that the CPI Companies are currently engaged, have historically been engaged, and plan to hereafter be engaged in Restricted Activities throughout all parts of the world and that in order to protect the value of the Trade Secrets and to allow Buyer to obtain the full benefit of the bargain of the transaction contemplated by this Agreement, the Non-Compete Covenant must restrict the undertaking of the Restricted Activities on a world-wide basis.

(iii) The Majority Sellers represent, acknowledge and agree that underlying the bargain that has resulted in Buyer Group’s agreement to pay the consideration for the Purchased Interests is the fundamental understanding and expectation that the Non-Compete Covenant will be enforceable throughout the Restricted Period in accordance with its terms. As a result, the Majority Sellers agree that if, as a result of any action, effort or proceeding by the Majority Sellers or any of their respective Affiliates, the Non-Compete Covenant should ever be found to be unenforceable as written or is reformed or otherwise modified by order of any court or tribunal, then the Sellers will be immediately obligated to pay to Buyer, without notice or demand, a monetary amount equal to the the number of days remaining in the portion of the Restricted Period that has not yet elapsed divided by the total number of days in the entire Restricted Period multiplied by $125,000,000. The Majority Sellers acknowledge, stipulate and agree that the enforceability of the Non-Compete Covenant is a condition of delivering the Trust Shares to the Trustee pursuant to this Agreement, thereby necessitating the payment of the amounts specified above in lieu of returning the Trust Shares and any profit received from same. The Majority Sellers expressly agree and acknowledge that the phrase “unenforceable as written” (i) refers to a determination, ruling or order that results in the Non-Compete Covenant not being enforced with respect to activities that fall within the scope or the terms of the Non-Compete Covenant as written and (ii) does not refer to any determination, ruling or order that results in a determination that a particular activity falls outside of the scope and/or terms of the Non-Compete Covenant as written.

(iv) The Majority Sellers represent, acknowledge and agree that any violation or breach of the Non-Compete Covenant will cause irreparable damage to Buyer Group and the CPI Companies, and upon violation or breach of any provision of the Non-Compete Covenant, Buyer Group shall be entitled to injunctive relief, specific performance, or other equitable relief against the appropriate party; provided, however, that this shall in no way limit any other remedies which Buyer Group may have (including, without limitation, the right to seek actual monetary damages and to recover the liquidated damages described below).

(v) The Majority Sellers represent, acknowledge and agree that the violation or breach of the Non-Compete Covenant may result in damages to Buyer Group that are difficult or impossible to ascertain. The Majority Sellers therefore agree that, upon any violation or breach of the Non-Compete Covenant by one or more of the Majority Sellers, Buyer Group shall have the right to recover from the Majority Sellers as liquidated damages, and not as a penalty, an amount equal to 100% of the gross revenues received by the Majority Sellers, directly or indirectly, from the underlying activity that constitutes the violation or breach of the Non-Compete Covenant; provided further, however, that these provisions shall in no way limit any other remedies that Buyer Group may have (including, without limitation, the right to seek actual monetary damages if readily ascertainable or any equitable relief in the nature of an injunction or specific performance). The Majority Sellers represent, acknowledge and agree that the measure of liquidated damages set forth in this clause are reasonable in light of the nature, type and scope of the damage that would be suffered by Buyer Group in the event of a breach of the Non-Compete Covenant by any one or more of the Majority Sellers. While Buyer Group may present arguments, in the alternative, in a court proceeding seeking recovery of actual monetary damages and liquidated damages upon an occurrence of a violation of the Non-Compete Covenant, Buyer Group agrees, stipulates and acknowledges that it shall not be entitled to an award of both actual monetary damages and liquidated damages in connection with the same violation of the Non-Compete Covenant.

(vi) The Majority Sellers agree that the Restricted Period shall be extended and tolled on a day-to-day basis for all periods during which one more of the Majority Sellers is in violation or breach of the Non-Compete Covenant during the Restricted Period. This provision is in addition to all other rights and remedies available to Buyer Group at law, in equity or pursuant to this Agreement.

(vii) The Majority Sellers expressly acknowledge and agree that all Majority Sellers will be liable and responsible to Buyer Group in respect of the rights, remedies and recourses that may be available to Buyer Group at law, in equity or pursuant to the provisions of this Agreement should any one or more of the Majority Sellers, directly or indirectly, violate or breach the Non-Compete Covenant.

(viii) The Majority Sellers hereby grant, convey, assign, set over and transfer, into trust, for the sole and exclusive benefit of Buyer Group, all property, assets, proceeds, revenues, profits, income, receipts and other monies (“Trust Property”) that may be hereafter received or be receivable by any of the Majority Sellers or any Affiliate of the Majority Sellers that relate to, are derived from or arise out of any music concert promotion activity that is a violation of the Non-Compete Covenant. The Majority Sellers hereby expressly direct and authorize, on behalf of themselves and on behalf of all Affiliates of the Majority Sellers, any and all third parties (including, without limitation, ticketing companies, venues, wholesalers, distributors, artist agencies and artist management) that may ever be in possession of any Trust Property to deliver and pay over the Trust Property to Buyer Group upon the demand of Buyer Group, and each of the Majority Sellers shall indemnify, defend and hold harmless any such third party that hereafter delivers and pays any Trust Property to Buyer Group from and against any and all claims, demands, liabilities, losses or obligations arising out of or relating to such payment of the Trust Property to Buyer Group.

(c) Other Covenants. In order to allow Buyer Group to protect the Trade Secrets and realize the full benefit of Buyer’s bargain in connection with the purchase of the Purchased Interests, the Majority Sellers, jointly and severally, covenant and agree that they will not, directly or indirectly, at any time during the Restricted Period (i) hire any employee of the Buyer Affiliated Group or any person that was employed by the Buyer Affiliated Group within six months immediately preceding such hiring; (ii) solicit or encourage any employee of the Buyer Affiliated Group to terminate their employment with the Buyer Affiliated Group; (iii) solicit or encourage any employee of the Buyer Affiliated Group or any person that was employed by Buyer Affiliated Group within the six months immediately preceding such solicitation or encouragement to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which any Majority Seller may be associated in any capacity; (iv) request, solicit or procure any present or future customer or supplier of the Buyer Affiliated Group to curtail or cancel its business with the Buyer Affiliated Group or (v) solicit or encourage any of the global touring artists that have previously used the touring or promotion services of any of the Companies (or their Affiliates) to select or hire a promoter other than the Buyer Affiliated Group to provide touring or promotion services for a future tour (including, without limitation, U2, Madonna, Barbra Streisand and the Rolling Stones).

(d) Reasonableness of Restrictions; Authorization to Modify. The Majority Sellers represent, acknowledge and agree that the Non-Compete Covenant and the other covenants in clause (c) (collectively, the “Restrictive Covenants”) are reasonable in scope and duration and are necessary to protect the value of the Purchased Interests and the Trade Secrets. If any provision of the Restrictive Covenants as applied to any party or to any circumstance is adjudged by a court or other tribunal to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of the Restrictive Covenants. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the Majority Sellers and Buyer Group agree that the court or other tribunal making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

(e) Material Reliance. The Majority Sellers represent, acknowledge and agree that the provisions of this Section 6.1 are material provisions of this Agreement and that the Buyer Group would not have entered into this Agreement but for these provisions.

6.2 NYSE Filing. As soon as practicable following the Closing, Buyer Parent shall cause the Transaction Shares to be listed on the New York Stock Exchange, including filing the notice of issuance of the Transaction Shares as required pursuant to the rules of the New York Stock Exchange and remitting any required filing fees.

6.3 Deferred Entertainment Investments. Reference is made to the provisions contained in Section 6.5 of the Prior Purchase Agreement (the “Deferred Entertainment Investment Covenants”). The Majority Sellers hereby covenant and agree with the Buyer Group that, to the extent the Deferred Entertainment Investment Covenants have not yet been fully and completely performed, the Majority Sellers shall cause such Deferred Entertainment Investment Covenants to be fully and finally performed as soon as reasonably practicable after the execution of this Agreement but in no event later than September 30, 2007.

7. Indemnification.

7.1 Indemnification by the Majority Sellers.

(a) Subject to the provisions of this Article 7, the Majority Sellers, jointly and severally (without any right of contribution from the Companies) shall protect, indemnify and hold harmless Buyer, Buyer Parent, the CPI Companies, each of their permitted assigns, the Affiliates of the Buyer Group, and where applicable, each officer and director of the Buyer Group and its Affiliates (collectively, the “Buyer Indemnified Parties”), in respect of any losses, claims, damages, liabilities, deficiencies, delinquencies, defaults, assessments, fees, penalties or related costs or expenses, including, but not limited to, court costs and reasonable attorneys’, and accountants’ fees and disbursements, without duplication but reduced by any net amount paid to any such indemnified party or any CPI Company on account thereof by any insurance policies and other contributions received by any such indemnified party or any CPI Company from third parties and any reduction in Taxes attributable thereto (collectively referred to herein as “Damages”), incurred by such Person arising out of, relating to, or based upon the breach of—

(i) any of the representations and warranties (other than as set forth in Section 3.3) made by any one or more of the Sellers in this Agreement, including the Schedules hereto but excluding all Exhibits hereto, or in any certificate or instrument delivered by or on behalf of the Sellers pursuant to this Agreement; or

(ii) any the covenants or agreements made by any one or more of the Sellers in this Agreement, including the Schedules hereto but excluding all Exhibits hereto, or in any certificate or instrument delivered by or on behalf of the Sellers pursuant to this Agreement.

(b) Subject to the provisions of this Section 7, each Seller, severally and not jointly, shall protect, indemnify and hold harmless the Buyer Indemnified Parties in respect of any Damages incurred by the Buyer Indemnified Parties arising out of, relating to or based upon the breach of any of such Seller’s representations and warranties set forth in Section 3.3.

(c) For purposes of this Article 7, the Buyer Indemnified Parties shall not be deemed to have suffered any Damages arising out of, relating to, or based upon the breach of any of the representations and warranties or any of the covenants or agreements made by any of the Sellers under this Agreement to the extent that any loss, claim, damage, liability, deficiency, delinquency, default, assessment, fee, penalty or related cost or expense is measured by, imposed upon or related to the ownership interests of the Buyer Group in the CPI Companies prior to the Closing Date; provided, however, that this provision shall not be deemed to alter, amend, modify or supplement any of the representations, warranties, covenants and agreements of the Sellers under the Prior Purchase Agreement, which representations, warranties, covenants and agreements shall remain in force and effect pursuant to the terms of the Prior Purchase Agreement.

7.2 Indemnification by the Buyer Group. Subject to the provisions of this Article 7, the Buyer Group shall protect, indemnify and hold harmless each Seller and its permitted assigns, each Seller’s Affiliates and, where applicable, each Seller’s officers and directors, in respect of any Damages incurred by such Person arising out of, relating to, or based upon the breach of any of the representations, warranties, covenants or agreements made by the Buyer Group in this Agreement, including the Schedules hereto but excluding all Exhibits hereto, or in any certificate or instrument delivered by or on behalf of the Buyer Group pursuant to this Agreement.

7.3 Indemnification Procedures. The obligations and liabilities of each indemnifying Party hereunder with respect to claims resulting from the assertion of liability by another Party or third parties shall be subject to the following terms and conditions:

(a) Any Person (the “Indemnified Party”) making a claim for indemnification (a “Claim”) against the Buyer Group or the Majority Sellers (the “Indemnifying Party”) under this Section 7 shall notify each Indemnifying Party thereof in writing with reasonable details of a Claim promptly after the Indemnified Party discovers the liability, obligation or facts giving rise to such Claim; provided, however, the failure of the Indemnified Party to provide prompt notice of a Claim as contemplated by this Section 7.3(a) shall not affect the right of the Indemnified Party to be indemnified pursuant to this Article 7 for such Claim except to the extent such failure materially prejudices the ability of the Indemnifying Party to defend such Claim.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against any third party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party conducts the defense of the Claim actively and diligently and in good faith.

(c) So long as the Indemnifying Party is conducting the defense of a third party Claim in accordance with Section 7.3(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) unless such judgment or settlement contains an unconditional release of the Indemnified Party and does not impose any injunctive or other equitable relief against (or any other obligation on) the Indemnified Party.

(d) In the event any of the conditions in Section 7.3(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, a third party Claim in any manner it reasonably may deem appropriate (the Indemnified Party need not obtain any consent from any Indemnifying Party in connection therewith, but, acting reasonably, will keep informed and consult with the Indemnifying Party) and (ii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer arising out of, relating to or based upon the Claim to the fullest extent provided in this Section 7; provided, that in no event shall an Indemnifying Party be responsible for the fees of more than one law firm, except in the case of a conflict of interest, or where required to address local law issues or specialized areas of the law.

7.4 Time Limits on Liability; Indemnification Cap.

(a) The representations and warranties of the Parties shall survive the Closing. Anything contained in this Agreement to the contrary notwithstanding, the liability of any Party for indemnity with respect thereto shall only extend to matters for which a bona fide claim has been asserted by written notice of such claim with reasonable details delivered to the Indemnifying Party on or before eighteen (18) months from the Closing Date, except for (i) breaches of the representations and warranties with respect to Tax matters as set forth in Section 3.1(m) which will survive for statutory limitation periods, including any extensions or waivers thereof and (ii) breaches of the representations and warranties set forth in Section 3.1(b)(ii), Section 3.1(b)(iv) and Section 6.1 which shall survive indefinitely. This Section 7.4 shall not at any time relieve any Party from the performance of such Party’s agreements, covenants or undertakings set forth in this Agreement and such agreements, covenants or undertakings shall survive without limitation.

(b) Notwithstanding anything herein to the contrary, the total liability of the Majority Sellers to protect, indemnify and to hold harmless the Buyer Indemnified Parties with respect to Damages pursuant to the provisions of Section 7.1(a)(i) arising from breaches of representations or warranties shall not apply to the extent that the amount of such Damages exceed the then CPI Notional Basket Value Amount; provided that the limitations specified in this Section 7.4(b) shall not apply with respect to Damages arising from a breach of the representations and warranties contained in Section 3.1(m) concerning certain tax matters of the CPI Companies.

(c) Notwithstanding anything herein to the contrary, the total liability for the Buyer Group to protect, indemnify and hold harmless the Sellers with respect to Damages pursuant to the provisions of Section 7.2 arising from breaches of representations or warranties shall not apply to the extent that the amount of such Damages exceeds the then LN Notional Basket Value Amount.

(d) Notwithstanding anything herein to the contrary, no indemnification claim may be made under Section 7.1(a)(i) for a breach of a representation or warranty (the “Threshold Items”) unless and until the aggregate amount of all Damages sustained or incurred to which the indemnity under Section 7.1(a)(i) for the Threshold Items would apply exceeds $750,000.00 (the “Threshold Amount”). If such aggregate Damages for the Threshold Items exceed the Threshold Amount, then the aggregate liability of the Majority Sellers shall be (subject to the other provisions of this Section 7.4) for the Damages for the Threshold Items in excess of the Threshold Amount.

(e) The Majority Sellers shall have the right to deliver or cause the Trustee to deliver, shares of LN Common Stock (“Payment Shares”) to Buyer Group as payment of indemnity obligations under Section 7.1 hereof. For these purposes, Payment Shares will be valued at the closing share price of LN Common Stock on the date such Payment Shares are delivered to the Buyer Group. All Payment Shares will be treated first as coming from those shares of LN Common Stock that are not then subject to the restrictions contained in Section 4.3 of the Lockup Agreement or Section 4.3 of the Prior Lockup Agreement (collectively, “Unlocked Shares”) and, after all Unlocked Shares have been so used, second as coming from those shares of LN Common Stock that are then subject to the restrictions contained in Section 4.3 of the Lockup Agreement or Section 4.3 of the Prior Lockup Agreement.

7.5 Right to Indemnification Not Affected By Knowledge or Materiality. The right to indemnification, payment of Damages or other remedy based on the breach of representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. Furthermore, for the purposes of calculating the amount of Damages arising from any breach or default of any of the representations, warranties, covenants and agreements contained in this Agreement, the applicable provisions thereof shall be read and interpreted as if any qualification stated herein with respect to materiality or material adverse effect was not contained therein.

7.6 Exclusive Remedy. Except for (i) actions for statutory or common law fraud or intentional misrepresentation and (ii) actions arising out of or relating to any violation or breach of the covenants set forth in Section 6.1 of this Agreement and the non-exclusive remedies provided therein, the remedies provided in this Article 7 shall be the sole and exclusive remedies available to any Indemnified Party for monetary compensation with respect to any claim under this Agreement for a breach or default of any representation, warranty, covenant or agreement (including the Schedules hereto, but excluding the Exhibits hereto), but the foregoing shall not preclude any Party from seeking equitable remedies without compliance or regard to Article 7.

8. Miscellaneous.

8.1 Payment of Certain Fees and Expenses. Sellers and Buyer Group shall pay their own fees and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, brokers’ fees, attorneys’ fees and accountants’ fees. The CPI Companies will not incur any expense in connection with this proposed transaction unless approved by both Buyer and the Majority Sellers.

8.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, or sent by telecopier, as follows:

(a) If to the Companies, then the notice must be provided to both the Sellers and the Buyer.

(b) If to Sellers or Cohl:

Michael Cohl
28 Pine Road
Palm Court
Bellville, St. Michael, Barbados
Telecopier No.: (246) 429-5143

with a copy to:

John H. Perkins

Strategy Capital Barbados Inc.

Palm Court, 28 Pine Road

Belleville, St. Michael BB11113 Barbados

and

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Gary J. Gartner
Telecopier No.: (212) 836-8689

(c) If to Buyer:

Live Nation Worldwide, Inc.
9348 Civic Center Drive, 4th Floor
Beverly Hills, CA 90210
Attention: Michael Rapino, Chief Executive Officer
Telecopier No.: (310) 867-7054

with a copy to:

Live Nation, Inc.
9348 Civic Center Drive, 4th Floor
Beverly Hills, CA 90210
Attention:	Michael Rowles, General Counsel

Telecopier No.: (310) 867-7158

or to such other address as a Party shall have specified by notice in writing to the other Parties. All such notices, requests, demands and communications shall be deemed to have been received on the earlier of the date of delivery or on the fifth Business Day after the mailing thereof.

8.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement between the Parties and supersedes all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof. Notwithstanding the preceding provision or anything else implied hereby, it is expressly acknowledged and agreed that the Prior Purchase Agreement and the Prior Lockup Agreement (except as provided in Section 1.5 hereof) shall remain in full force and effect, in accordance with their respective terms, and shall not be superseded, amended or replaced by this Agreement or by the Lockup Agreement.

8.4 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, personal representatives, successors and permitted assigns. Except as provided in or contemplated by Article 7, which shall confer upon the Persons referred to therein for whose benefit it is intended the right to enforce such Article, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective heirs, personal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.5 Assignability. This Agreement shall not be assignable by the Sellers or Cohl without the prior written consent of Buyer or by Buyer or Buyer Parent without the prior written consent of the Sellers; provided, however, that Buyer or Buyer Parent shall be entitled to assign this Agreement, and all of their respective rights and obligations hereunder to a direct or indirect wholly-owned subsidiary without the consent of the Sellers or any other party, so long as Buyer or Buyer Parent, as applicable, guarantees the full performance of the obligations set forth herein in a manner reasonably satisfactory to Cohl and Samco.

8.6 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Buyer Group and Cohl and Samco. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

8.7 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.8 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

8.9 Counterparts. This Agreement may be executed manually or by facsimile or similar electronic means in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

8.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Florida without regard to principles of conflict of law.

8.11 Dispute Resolution. Any dispute, difference or question (“Dispute”) between the Buyer Group, on the one hand, and the Sellers, the Companies or Cohl, on the other hand (“Disputing Parties”), other than any equitable relief sought in connection herewith, shall be resolved in accordance with the following dispute resolution procedures:

(a) Good Faith Negotiations. The Disputing Parties shall endeavor, in good faith, to resolve the Dispute through negotiations. If the Parties fail to resolve the Dispute within a reasonable time not to exceed 30 days, each Party shall nominate a senior officer or officers of its management to meet at any mutually agreed location to resolve the Dispute.

(b) Mediation. In the event that the negotiations do not result in a mutually acceptable resolution, either Disputing Party may require that the Dispute shall be referred to mediation in Miami, Florida. One mediator shall be appointed by the agreement of the Disputing Parties. The mediator shall be a suitably qualified Person having no direct or personal interest in the outcome of the Dispute. Mediation shall be held within thirty (30) days of a written request for mediation. In the event the Disputing Parties are unable to agree on a mediator, the Disputing Parties agree to the appointment of a mediator pursuant to the Commercial Mediation Rules of the American Arbitration Association. In the event the Disputing Parties are unsuccessful in their mediation of the Dispute, or if there is any Dispute about the scope of or the compliance by any Party with the provisions of Section 8.11, either Disputing Party may require that the Dispute be settled in accordance with the provisions of Section 8.12.

8.12 Jurisdiction/No Jury Trial. Each Party (A) hereby submits to the exclusive jurisdiction of the state courts located in Miami, Florida and the federal court for the Southern District of Florida with respect to all actions brought under this Agreement and (B) hereby irrevocably agrees that (i) all claims in respect of such action or proceeding may be heard and determined in such courts and (ii) no such claim may be filed or pursued in any other court or forum anywhere in the world. Each Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Party represents, warrants and agrees that the business operations and offices of certain of the CPI Companies in Florida provides a significant and material nexus to the State of Florida. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT.

9. Definitions.

9.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Applicable Law” means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified Person or property is subject.

“Business” shall mean the businesses in which the CPI Companies are currently engaged, including, without limitation, the business of (i) promoting music concert tours, (ii) acquiring and exploiting intellectual property rights that relate to or derive from live entertainment performances, such as DVD rights, merchandise rights, manuscript rights and film rights, and (iii) producing live theatrical shows and other live projects (other than music concert tours) and (iv) acquiring real estate and making other capital expenditures necessary to conduct the business of any of the Companies.

“Business Day” means any day other than a Saturday or Sunday, on which national banks in Miami, Florida are required or permitted to be open.

“Code” means the Internal Revenue Code of 1986, as amended and in effect on the Closing Date.

“Corporate Sellers” means Samco and the Grand Seller.

“CPI Notional Basket” shall mean a hypothetical account that initially contains 1,524,390 shares of LN Common Stock. Each time, if at all, that the Majority Sellers pay a Claim for Damages pursuant to the provisions of Section 7.1 arising from a breach of a representation or warranty, the CPI Notional Basket will be reduced by the number of shares of LN Common Stock that has a then aggregate Market Value equal to the amount of such payment. The number of shares of LN Common Stock in the CPI Notional Basket shall be appropriately adjusted, from time to time, for stock splits, reverse splits, stock dividends and other similar transactions affecting the of LN Common Stock.

“CPI Notional Basket Value Amount” shall mean, as of any time, the aggregate Market Value of all shares of LN Common Stock in the CPI Notional Basket at such time; provided, however, if a Notional Cash Out Event should ever occur, then the CPI Notional Basket Value Amount shall thereafter be equal to, as of any time, the amount determined as follows:

(i) the aggregate value, determined as of the date of such Notional Cash Out Event, of the consideration that would have been received in such Notional Cash Out Event by a hypothetical shareholder that owned the same number of shares of Buyer Common Stock that are in the CPI Notional Basket at the time of the Notional Cash Out Event; minus

(ii) the aggregate of all amounts paid by Sellers or Cohl on or after the date of the Notional Cash Out Event in respect of Claims for Damages pursuant to the provisions of Section 7.1 arising from a breach of a representation or warranty made.

“Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), licenses, sublicenses, easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“Environmental Laws” shall mean all treaties, conventions or federal, state or local laws relating to health, safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Material Transportation Act, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the National Environmental Policy Act, the Oil Pollution Act and the Occupational Safety and Health Act, as these treaties, conventions or laws have been amended or supplemented, and any regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles as in effect on the date of this Agreement.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

“Hazardous Substances” means any substance classified under Environmental Laws as hazardous, toxic, pollutants or contaminants, including without limitation, friable asbestos and polychlorinated biphenyls.

“Intellectual Property” means patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, inventions, and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge of the Majority Sellers” means the actual knowledge of Cohl, Gary Moss, Mark Norman or Jonathan Linden after reasonable inquiry.

“LN Common Stock” shall mean the common stock of Buyer Parent, par value $.01 per share.

“LN Notional Basket” shall mean a hypothetical account that initially contains 1,524,390 shares of LN Common Stock. Each time, if at all, that Buyer Group pays a Claim for Damages pursuant to the provisions of Section 7.2 arising from a breach of a representation or warranty, the LN Notional Basket will be reduced by the number of shares of LN Common Stock that has a then aggregate Market Value equal to the amount of such payment. The number of shares of LN Common Stock in the LN Notional Basket shall be appropriately adjusted, from time to time, for stock splits, reverse splits, stock dividends and other similar transactions affecting the LN Common Stock.

“LN Notional Basket Value Amount” shall mean, as of any time, the aggregate Market Value of all shares of LN Common Stock in the LN Notional Basket at such time; provided, however, if a Notional Cash Out Event should ever occur, then the LP Notional Basket Value Amount shall thereafter be equal to, as of any time, the amount determined as follows:

(i) the aggregate value, determined as of the date of such Notional Cash Out Event, of the consideration that would have been received in such Notional Cash Out Event by a hypothetical shareholder that owned the same number of shares of Buyer Common Stock that are in the LN Notional Basket at the time of the Notional Cash Out Event;

(ii) the aggregate of all amounts paid by Buyer Group on or after the date of the Notional Cash Out Event in respect of Claims for Damages pursuant to the provisions of Section 7.2 arising from a breach of a representation or warranty made.

“Market Value” shall mean, as of any date, the average closing share price of LN Common Stock over the three trading days immediately preceding such date in the New York Stock Exchange (or, if LN Common Stock is no longer listed on the New York Stock Exchange, such other national exchange (or NASDAQ) on which it is so listed, and if LN Common Stock is not so listed, the fair market value of a share of LN Common Stock shall be determined in good faith by the Buyer Parent’s board of directors).

“Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of the CPI Companies taken as a whole other than any effect relating the transactions contemplated by this Agreement.

“Notional Cash Out Event” shall mean any merger, tender offer, exchange offer, consolidation or similar transaction that results in the shares of LN Common Stock being transferred or exchanged for cash, securities of an issuer other than Buyer Parent or some combination of cash and securities of an issuer other than Buyer Parent.

“Permits” means licenses, permits, franchises, consents, approvals and other authorizations of or from Governmental Entities.

“Permitted Dividends” shall have the meaning assigned to such term in Section 1(n) of that certain Credit Agreement dated May 26, 2006 and entered into by and among Buyer, as lender, Buyer Parent, as lender guarantor, and the Companies, as borrowers.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable; (b) mechanics’, materialmans’, suppliers’, vendors’ or similar Encumbrances arising in the ordinary course of business securing amounts which are not delinquent and for which adequate reserves are kept on the financial statements and books and records of the appropriate Person; (c) Encumbrances created pursuant to equipment leases entered into in the ordinary course of business which encumber the property which is the subject of the lease to the extent such leases are properly described on Schedule 3.1(f)(ii); (d) Encumbrances for liens (other than for liens for borrowed money or other Debt) that do not, individually or in the aggregate, materially reduce the usefulness or value to the CPI Companies of the encumbered asset; and (e) with respect to contracts, agreements or instruments, the rights of the other parties thereto to the extent that such have been disclosed on the Schedules to this Agreement if required to be so disclosed.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

“Prior Lockup Agreement” shall mean that certain Lockup and Registration Rights Agreement dated May 26, 2006 and entered into in connection with and as contemplated by the Prior Purchase Agreement.

“Prior Purchase Agreement” shall mean that certain Stock Purchase Agreement dated May 26, 2006 and entered into among the same parties to this Agreement whereby Buyer purchased the Existing Live Nation Equity Interests.

“Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Representative” shall mean the Seller Representative appointed pursuant to Section 8.13 from time to time (the initial Seller Representative being Cohl).

“Sellers Disclosure Schedules” means the Schedules which are made a part of Section 3.1 and Schedule 6.5.

“Subsidiary” means any corporation more than fifty percent (50%) of whose outstanding voting securities, or any partnership, joint venture, or other entity more than fifty percent (50%) of whose total equity interests is owned, directly or indirectly, by the Company, but shall exclude any Entertainment Investment.

“Taxes” means any income taxes or similar assessments or any sales, value-added excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, import or custom duties or taxes or other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

“Tax Return” means any return or report, including any related or supporting information, with respect to Taxes.

“Treasury Regulations” means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

9.2 Certain Additional Defined Terms. In addition to such terms as are defined in Section 9.1, the following terms are used in this Agreement as defined in the Sections of this Agreement referenced opposite such terms:

Defined Terms	Reference
Agreement	- Preamble
Ancillary Agreement	- Section 3.1(b)(i)
Applicable Entertainment Businesses	- Section 6.1(a)
Arbitrating Accountant	- Section 2.3(a)
Buyer	- Preamble
Buyer Affiliated Group	- Section 6.1(a)(i)
Buyer Group	- Preamble
Buyer Indemnified Parties	- Section 7.1(a)
Claim	- Section 7.3(a)
Closing	- Section 2.1
Closing Date	- Section 2.1
Cohl	- Preamble
Cohl Relationship Goodwill	- Section 6.1(b)(i)
Cohl Services Agreement	- Section 1.2
Companies	- Preamble
Content 2005	- Preamble
Content 2006	- Preamble
Contesting Party	- Section 2.3(b)
CPI Companies	- Recital 3
CPI Intellectual Property	- Section 3.1(i)
CPI Permits	- Section 3.1(f)(iii)
Damages	- Section 7.1(a)
Debt	- Section 3.1(d)(ii)
Disclosed Liabilities	- Section 3.1(d)(i)
Dispute	- Section 8.11
Disputing Parties	- Section 8.11
Dividend Disputing Parties	- Section 2.3(c)
Entertainment Agreements	- Section 3.1(b)(iii)
Entertainment Events	- Section 3.1(b)(iii)
Entertainment Investments	- Section 3.1(b)(iii)
Equity Interests	- Section 3.1(b)(iv)
Existing Live Nation Equity Interests	- Recitals
Grand	- Preamble
Grand ROW	- Preamble
Grand Seller	- Premable
Indemnified Party	- Section 7.3(a)
Indemnifying Party	- Section 7.3(a)
KSC	- Section 1.2
LN SEC Documents	- Section 3.2(f)
Lockup Agreement	- Section 3.3(e)
Majority Sellers	- Preamble
Material Contracts	- Section 3.1(f)(i)
Minor Contracts	- Section 3.1(f)(i)
Minority Seller Shares	- Section 2.2(a)
Minority Sellers	- Preamble
Non-Compete Covenant	- Section 6.1(b)
Non-Contesting Party	- Section 2.3(b)
Notice of Disagreement	- Section 2.3(c)
Parties	- Preamble
Permitted Dividends Statement	- Section 2.3(b)
Purchased Interests	- Section 1.1
Real Estate	- Section 3.1(f)(ii)
Real Estate Leases	- Section 3.1(f)(ii)
Released Shares	- Section 1.5
Restricted Activities	- Section 6.1(a)
Restricted Period	- Section 6.1(a)
Restrictive Covenants	- Section 6.1(d)
ROW Tour	- Preamble
Samco	- Preamble
SEC	- Section 3.2(f)
Sellers	- Preamble
Threshold Amount	- Section 7.4(d)
Threshold Items	- Section 7.4(d)
Tour	- Preamble
Trade Secrets	- Section 6.1(b)(i)
Transaction Shares	- Section 2.2
Trustee	- Section 2.2(b)
Trust Agreement	- Section 2.2(b)
Trust Certificates	- Section 2.2(b)
Trust Property	- Section 6.1(b)(viii)
Trust Shares	- Section 2.2(b)
Unlocked Shares	- Section 7.4(e)
USA Tour	- Preamble

9.3 References. All references in this Agreement to Sections, paragraphs and other subdivisions refer to the Sections, paragraphs and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include”, “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation”. Each reference herein to a Schedule or Exhibit refers to the item identified separately in writing by the Parties as the described Schedule or Exhibit to this Agreement. All Schedules (but not Exhibits) are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used in their plural or singular forms, respectively.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

BUYER	LIVE NATION WORLDWIDE, INC.
	By: /s/	Michael Rowles

Name: Michael Rowles Title: EVP and GC

BUYER PARENT	LIVE NATION, INC.
	By: /s/	Michael Rowles

Name: Michael Rowles Title: EVP and GC

CORPORATE SELLERS	SAMCO INVESTMENTS LTD.
	By: /s/	Christopher C. Morris

Name: Christopher C. Morris Title: Director CONCERT PRODUCTIONS INTERNATIONAL, INC.

By: /s/ John H. Perkins
Name: John H. Perkins
Title: Director

COHL	/s/ Michael Cohl

MICHAEL COHL

MINORITY SELLERS (From Exhibit A)	CHARLES ROSNER BRO TRUST	NFMAN FAMILY
	By: /s/	Zeno Santache

Name: Zeno Santache

Title: Authorized Representative

Each of ORION CAPITAL CORPORATION; THE ARTHUR FOGEL/KALEEN LEMMON FAMILY TRUST; S. STEPHEN HOWARD; GORDON CURRIE; GERALD BARAD; ROMPER HOLDINGS (USA) LTD.; SURGE VENTURES INC.; D. MARK NORMAN; ERIC KERT; and GARY MOSS; by their duly authorized attorney

Under power of attorney:

By: /s/ John H. Perkins
Name: John H. Perkins
Title: Attorney-in-Fact

COMPANIES	CPI ENTERTAINMENT CONTENT (2005), INC.
	By: /s/	Gary Moss

Name: Gary Moss Title: COO

CPI ENTERTAINMENT CONTENT (2006), INC.

By: /s/ Gary Moss
Name: Gary Moss
Title: COO

CPI INTERNATIONAL TOURING INC.

By: /s/ John H. Perkins
Name: John H. Perkins
Title: Director/Secretary

CPI TOURING (USA), INC.

By: /s/ Gary Moss
Name: Gary Moss
Title: COO

GRAND ENTERTAINMENT (ROW), LLC

By: /s/ Gary Moss
Name: Gary Moss
Title: COO

Exhibit A

List of Other Sellers

1. Charles Rosner Bronfman Family Trust

2. Orion Capital Corporation

3. The Arthur Fogel/Kaleen Lemmon Family Trust

4. S. Stephen Howard

5. Gordon Currie

6. Gerald Barad

7. Romper Holdings (USA) Ltd.

8. Surge Ventures Inc.

9. D. Mark Norman

10. Eric Kert

11. Gary Moss